Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-252143, 333-213188, 333-133379, 333-168779 and 333-181198 on Form S-8 and the Registration Statement No. 333-235465 on Form S-4/A of Southern First Bancshares, Inc. of our reports dated March 5, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Southern First Bancshares, Inc. and Subsidiary, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Southern First Bancshares, Inc. for the year ended December 31, 2023.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 5, 2024